AMENDMENT TO CUSTODY AGREEMENT

This AMENDMENT, dated as of 31st day of March, 2021, to the Custody Agreement dated January 14, 2008, as amended, (the “Custody Agreement”), by and between UMB Bank, n.a. (“Custodian”), located in Kansas City, Missouri, and Investment Managers Series Trust (the “Trust”) on behalf of each series listed on Appendix B to the Custody Agreement, together with such additional series reflected on any amended Appendix B to the Custody Agreement, as amended from time to time (such series are referred to individually as a “Fund” and, collectively, as the “Funds”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custody Agreement. All references hereunder to the Investment Company Act of 1940, as amended, and to the rules and regulations thereunder shall be deemed to be a reference to such Act and its rules and regulations as they may be amended from time to time.

WHEREAS, the Trust and the Custodian have previously entered into the Custody Agreement pursuant to which the Custodian provides custody and related services to each Fund; and

WHEREAS, the Trust and the Custodian desire to amend the Custody Agreement to add additional procedures related to wires and free delivery of assets;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree to amend and supplement the Custody Agreement as follows:

1.	The Custody Agreement is amended by deleting the paragraph under the heading “Section 2. “DEFINITIONS” (c)(1) Instructions” in its entirety and replacing it with the following amended paragraph:

(c)(1) "Instructions", as used herein, shall mean: (i) a tested telex, a written (including, without limitation, facsimile transmission) request, direction, instruction or certification signed or initialed by or on behalf of a Fund by an Authorized Person; (ii) a telephonic or other oral communication from a person the Custodian reasonably believes to be an Authorized Person; or (iii) a communication effected directly between an electro-mechanical or electronic device or system (including, without limitation, computers) on behalf of a Fund. Custodian recommends that any Instructions transmitted by the Trust via email be done so only through a secure system or process. Custodian can make available to the Trust a secure email system if the Trust so desires. Instructions in the form of oral communications shall be confirmed by the appropriate Fund by tested telex or in writing in the manner set forth in clause (i) above, but the lack of such confirmation shall in no way affect any action taken by the Custodian in reliance upon such oral Instructions prior to the Custodian's receipt of such confirmation. The Trust authorizes the Custodian to record any and all telephonic or other oral Instructions communicated to the Custodian. The Trust and Custodian may mutually agree on additional processes to confirm wire Instructions sent by email or facsimile transmission were sent by an Authorized Person (e.g., oral confirmation by a second Authorized Person who did not originate the wire Instruction).

2.	The Custody Agreement is further amended by deleting the paragraph under the heading “Section 4. “POWERS AND DUTIES OF CUSTODIAN AND DOMESTIC SUBCUSTODIAN” (c) Free Delivery of Assets” in its entirety and replacing it with the following amended paragraph :

(c) Notwithstanding any other provision of this Agreement and except as provided in Section 3 hereof, the Custodian, upon receipt of Special Instructions, will undertake to make free delivery of Assets, provided such Assets are on hand and available, in connection with a Fund's transactions and to transfer such Assets to such broker, dealer, Subcustodian, bank, agent, Securities System or otherwise as specified in such Special Instructions. The Custodian and Trust may mutually agree upon additional written procedures to address potential security issues that can occur when there is a free transfer of assets without an immediate return of value.

3.	Except as modified hereby, the Agreement is confirmed in all respects.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

INVESTMENT MANAGERS SERIES TRUST

By:
Title:

UMB Bank, n.a.

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